Company Contact:	Investor Relations Contact:
Global Med Technologies®, Inc.	Investment Strategies, LLC
Michael I. Ruxin, M.D	Paul Short, President
Chairman and CEO	(304) 523-3252
(303) 238-2000

GLOBAL MED TECHNOLOGIES®, INC. REPORTS
INCREASED REVENUES, SHOWS PROFITABILITY, AND REDUCES ITS
SHAREHOLDERS’ DEFICIT BY $25.5 MILLION

DENVER, CO – (April 28, 2006) – Global Med Technologies®, Inc. (OTCBB: GLOB) has reported its seventh consecutive quarter of revenue growth. The Company’s revenues increased to $2.816 million for the three months ended March 31, 2006 from $2.575 million for the comparable quarter in 2005. For the quarter ended March 31, 2006, the Company posted income from operations of $58 thousand and net income of $779 thousand. In addition, the Company’s shareholders’ deficit declined by $25.5 million. As of December 31, 2005, the Company’s shareholders’ deficit was $25.833 million. As of March 31, 2006, the shareholders’ deficit was $333 thousand.

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarter’s results, stated, “The Company achieved a number of milestones during the first quarter of 2006. The most important was the renegotiation of the terms of our Series A Convertible Preferred Stock (“Series A”). These renegotiated terms helped to reduce our shareholders’ deficit by $25.5 million reduction when comparing the balances as of March 31, 2006 with the balances as of December 31, 2005. Also during the first quarter of 2006, the Company recognized a gain of $724 thousand associated with the renegotiated terms.” Dr. Ruxin continued, “Regarding new systems sales, there were a number of additional hospital sales that were projected to close during the first quarter of 2006 that did not close due to the finalization of contracts. Those sales may close during the second quarter of this year. Irrespective of those sales, the Company still anticipates revenue growth, profitability, and positive cash flows from operations for 2006.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med had another quarter of revenue growth. For the three months ended March 31, 2006, the Company had positive cash flows from operations in the amount of $133 thousand, and our cash receipts and customer billings were both over $3 million. In the first quarter of 2005, the Company’s cash receipts and customer billings were approximately $2.4 million and $2.5 million, respectively.”

The following table provides certain details related to the Company’s operations for the three months ended March 31, 2006 and 2005:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB)
Selected Results
Three Months Ended March 31,
In (000s) (Unaudited)

	2006	2005
Revenues	$2,816	$ 2,575

Cost of revenues and
operating expenses	$2,758	$ 2,451

Income from operations	$ 58	$ 124

Other income (expenses)	$ 721	$ (7)

Net income	$ 779	$ 117

Net income (loss) available to common
shareholders	$ 779	$ (30)

About Global Med Technologies, Inc.

Global Med Technologies, Inc. is an international e-Health, medical information technology company, providing information management software products and services to the healthcare industry. Its Wyndgate Technologies division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Current clients of Wyndgate’s products and services manage more than 3 million units of blood, or over 22% of the U.S. blood supply, each year. Wyndgate’s products are being used in Canada and sub-Saharan Africa, and are being implemented in the Caribbean. Together, the SafeTrace Tx*® advanced transfusion management system and the SafeTrace® donor management system provide Vein-to-Vein® tracking from donor collection to patient transfusion.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company’s dependence upon third-party suppliers, and other risks detailed from time to time in the Company’s Form 10-KSB and other regularly filed reports. The results of operations for the quarter ended March 31, 2006 are not necessarily indicative of the results that may be expected for any other future period.

*Patent Pending